Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

June 17, 2019

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the references made to DeGolyer and MacNaughton in the Form S-8 Registration Statement of Denbury Resources Inc. (with respect to the Denbury Resources Inc. 2004 Omnibus Stock and Incentive Plan), to be filed with the United States Securities and Exchange Commission on or about June 17, 2019, and in the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2018, to the incorporation by reference of our report of third party dated February 19, 2019, regarding the estimated proved reserves of Denbury Resources Inc., and to the inclusion of information taken from our reports entitled “Report as of December 31, 2018 on Reserves and Revenue of Certain Properties with interests attributable to Denbury Resources Inc. SEC Case,” “Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Denbury Resources Inc. SEC Case,” and “Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Denbury Resources Inc. SEC Case.”

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716